                                                                    EXHIBIT 19.1

FOR IMMEDIATE RELEASE             [WIPRO LOGO]


     Results for the Quarter ended June 2002 under Consolidated Indian GAAP

       REVENUE(1) FOR QUARTER ENDED JUNE 2002 GREW 19% YEAR ON YEAR TO Rs.
      9.3 BILLION. WIPRO ACQUIRES MAJORITY STAKE IN SPECTRAMIND e-SERVICES
                                 PRIVATE LIMITED

      BANGALORE, JULY 19 2002 - Wipro Limited today announced its audited results approved by the Board of Directors for the quarter ended June 2002 and acquisition of majority stake in Spectramind e-Services Private Limited.

      HIGHLIGHTS:

      RESULTS FOR THE QUARTER ENDED JUNE 30, 2002

- Revenue(1) from continuing operations for the quarter was Rs. 9.3 billion, an increase of 19% year on year. Profit Before Interest & Tax (PBIT) from continuing operations grew by 6% year on year to Rs. 2.2 billion.

- Decrease in returns on cash surplus and higher tax charge resulted in Profit After Tax(2) being lower by 6% year on year at Rs. 2 billion.

-     Wipro Technologies Revenue increased 21% year on year, at Rs. 6.3 billion.

- Wipro Technologies Profit Before Interest and Tax (PBIT) growth of 5% contributed by volume growth and increased utilization partially offset by pricing declines

- Our shareholders approved a cash dividend of Rs. 1 (2 cents) per equity share in our Annual General Meeting on July 18, 2002. The dividend will be paid on July 19, 2002.

- Decision to discontinue Wipro Net ISP access business. The cost of the discontinued business is recorded as an extraordinary loss of Rs. 389 million ($8 million).

      ACQUISITIONS

- SPECTRAMIND - Wipro entered into a definitive agreement on July 18, 2002 to acquire an additional 66% stake in Spectramind e-Services Private Limited for Rs. 4,069 million ($83.04 million) in cash. Wipro's aggregate interest in Spectramind after the purchase will be around 90% of all outstanding equity shares, including convertible preference shares.

- Spectramind, in its first full year of operations, for the year ended March 31, 2002, recorded Revenue of Rs. 500 million ($10 million) and loss of Rs. 115 million ($2 million). Revenue for the quarter ended June 30, 2002 was Rs. 309 million ($6 million) and Profit after Tax was Rs. 13 million ($0.3 million). As of June 30, 2002, Spectramind had 7 customers and over 2,700 employees. For the year ending March 2003, Spectramind is estimated to achieve Revenues of approximately $45 million.

- GE MEDICAL SYSTEMS IT PRIVATE LIMITED - Wipro entered into a definitive agreement on July 18, 2002, to acquire Hyderabad based GE Medical Systems Information Technologies Private Limited for Rs. 281 million ($5.73 million) in cash subject to statutory approvals. Wipro will hold 100% of the company upon completion of the transaction.

----------------------------
(1) Excluding Revenues of Rs. 38 million for the quarter ended June 2002 from discontinued ISP business. Corresponding Revenue for the quarter ended June 30, 2001 was Rs. 169 million

(2) Excluding loss (net of tax) of Rs. 389 million pertaining to discontinued ISP business which includes loss from operations (net of tax) of Rs. 84 million (Previous period - Rs. 14 million) and loss on write off of assets and exit costs of Rs. 305 million of the discontinued business

OUTLOOK FOR THE QUARTER ENDED SEPTEMBER 2002

AZIM PREMJI, CHAIRMAN OF WIPRO COMMENTING ON THE RESULTS SAID, "THIS QUARTER WE SAW OUR STRATEGIC PLAN TRANSLATE TO BUSINESS INITIATIVES. ON THE ACQUISITION FRONT, WE COMPLETED TWO TRANSACTIONS, SPECTRAMIND AND GE MEDICAL SYSTEMS INFORMATION TECHNOLOGIES. WE WELCOME THE MEMBERS OF SPECTRAMIND AND GE MEDICAL SYSTEMS IT BUSINESS TEAMS INTO THE WIPRO FAMILY. OUR SERVICE PORTFOLIO DIVERSIFICATION IS BEGINNING TO REALIZE RESULTS. LOOKING AHEAD FOR THE QUARTER ENDING SEPTEMBER 2002, WE EXPECT REVENUE FROM THE IT SERVICES TO BE APPROXIMATELY $135 MILLION, INCLUDING REVENUE FROM HEALTHCARE AND LIFE SCIENCE OF $3 MILLION. REVENUE FROM SPECTRAMIND IS ESTIMATED AT $8 MILLION FOR THE QUARTER ENDING SEPTEMBER 2002. BOTH THE TRANSACTIONS ARE EXPECTED TO BE COMPLETED IN JULY 2002."

VIVEK PAUL, VICE CHAIRMAN AND CEO OF WIPRO TECHNOLOGIES, GLOBAL IT BUSINESS, ADDED, "OUR PERFORMANCE FOR THE QUARTER WAS IN LINE WITH OUR EXPECTATION ON STRONG VOLUME GROWTH, PRICING ENVIRONMENT AND MARGIN PRESSURE. TEAM WIPRO CONTINUES TO WIN BY DELIVERING VALUE TO OUR CUSTOMERS. DURING THIS QUARTER WE WON A $20 MILLION FIVE YEAR CONTRACT FOR A UK BASED UTILITIES COMPANY TO REMOTE MANAGE 350 HETEROGENEOUS SERVERS, 3200 NETWORK ELEMENTS AND 44 DATABASES SPREAD ACROSS 118 LOCATIONS IN UK AND IRELAND."

RAMAN ROY, CHIEF EXECUTIVE OFFICER OF SPECTRAMIND COMMENTING ON THE ACQUISITION SAID, "WE ARE EXCITED TO BE A PART OF THE WIPRO FAMILY. SPECTRAMIND'S DREAMS AND ASPIRATIONS MESH IN WELL WITH WIPRO'S VISION OF BEING AMONG THE TOP 10 GLOBAL IT SERVICES COMPANIES AND PROVIDES US THE PLATFORM TO MOVE FROM BEING THE LEADERS IN INDIA TO BEING THE GLOBAL LEADERS".

WIPRO LIMITED

Revenues(1) for the quarter ended June 30, 2002, were Rs.9.3 billion, representing a 19% increase over the previous year. Profit after Tax(2) was Rs. 2 billion, representing a decrease of 6% over Profit after Tax for quarter ended June 30, 2001. The decrease is primarily on account of decrease in returns on cash surplus and increase in tax charge.

ISP Access business carried on in Wipro Net was discontinued with effect from June 2002. The cost of the discontinuance of Rs. 389 million has been provided for as an extraordinary loss on discontinuance of business. The Profit after Tax net of the charge for discontinuance of business was Rs. 1.6 billion.

WIPRO TECHNOLOGIES - OUR GLOBAL IT BUSINESS

Wipro Technologies accounted for 68% of the Revenue and 91% of the PBIT for the quarter ended June 30, 2002. Wipro Technologies grew its Revenue by 21% over Revenue for corresponding quarter last year to Rs. 6.3 billion and PBIT by 5% to Rs. 2 billion.

Operating Margin to Revenue was 31%, a decline of 5% year on year and 1% sequentially. On the operational front, increase in IT professional utilization by 6% to 66% was offset by decrease in price realizations of 2.3% for Offshore projects and 4.4% for Onsite projects, as compared to the quarter ended June 30, 2001. Price realizations declined sequentially by 4.5% for Offshore projects and by 5.6% for Onsite projects.

----------------------

(1) Excluding Revenues of Rs. 38 million for the quarter ended June 2002 from discontinued ISP business. Corresponding Revenue for the quarter ended June 30, 2001 was Rs. 169 million

(2) Excluding loss (net of tax) of Rs. 389 million pertaining to discontinued ISP business which includes loss from operations (net of tax) of Rs. 84 million (Previous period - Rs. 14 million) and loss on write off of assets and exit costs of Rs. 305 million of the discontinued business

For the quarter ended June 30, 2002, the R&D Services business segment, consisting of Embedded Systems & Internet Access Devices practice (17% of Revenue), Telecom & Inter-networking practice (17% of Revenue) and Telecom & Internet Service Providers practice (7% of Revenue), contributed 41% of Global IT Services Revenue, a decline of 11% as compared to the corresponding period in the previous year and 4% sequentially. The Enterprise Solutions segment contributed 59% and Technology Infrastructure horizontal contributed 7% of Global IT Services Revenue across R&D and Enterprise solutions. The proportion of Revenues from Europe decreased from 33% for the quarter ended June 30, 2001, to 29% for the quarter ended June 30, 2002. Accordingly, the proportion of Revenue from North America increased to 63% from 60% in the previous year. Japan contributed 7% for the quarter ended June 30, 2002.

Our largest customer, top 5 and top 10 customers accounted for 7%, 23% and 37%, respectively, of our total Revenue for the quarter ended June 30, 2002, as compared to 8%, 29% and 42% of our total Revenue of the quarter ended June
30, 2001. 22 new clients were added in the quarter ended June 30, 2002 and they contributed 1% of total Revenue for the quarter ended June 30, 2002.

Customers with annual Revenue run rate of $1 million and $5 million plus increased year on year from 74 to 87 and 22 to 26 in the quarter ended June 30, 2002 respectively.

Offshore Revenue for the year was 48% of services Revenue, compared with 50% of Revenue in the quarter ended June 30, 2001. Fixed Price projects were at 30% of the Revenue for the year, up from 20% for the quarter ended June 30, 2001.

We had 10,545 employees as of June 30, 2002, an increase of 919 employees compared with March 31, 2002.

WIPRO INFOTECH - OUR INDIA & ASIA PACIFIC IT SERVICES & PRODUCTS BUSINESS

Wipro Infotech recorded Revenues of Rs. 1.9 billion and Profit before Interest and Tax of Rs. 87 million for the quarter. Services business contributed to 26% of the total Revenues this quarter. During the quarter, the value added services (excluding agency income and component from SI) business grew by 22% compared to the same quarter previous year. The growth in infrastructure management services was 34%, where 9 new customers were added during the quarter. The Software Services business saw several new customer wins in the high end space. In APAC and Middle East, key orders included an end-to-end ERP implementation for Saudi Polyolefins Limited (Saudi Arabia) an e-Governance Software development project from Dubai e-Government and a portal development for a major Telecom company in Taiwan. In India, customer wins were in areas of dealer management, data warehousing, SAP implementation and Telecom mediation. Other notable wins in India include a prestigious Six Sigma consulting order and an e-procurement consulting and solutions order. The growth in Software Services business was 33%.

Wipro Infotech consolidated its position as a leading Systems Integrator. During the quarter, Union Bank of India chose Wipro Infotech as the prime integrator, responsible for end to end implementation and integration of IT infrastructure and centralized core banking solution.

The networking business grew by 104%, while the enterprise sever and storage business grew by 48%. Large Telecom SI projects contributed to this growth. Wipro Infotech received the "Network Integrator of the Year" award from Voice & Data magazine for the fifth year in a row, and was recognized as the "Largest Enterprise Distributor in Asia South" by Sun Microsystems for the second consecutive year.

Wipro Infotech accounted for 21% of Revenue and 4% of the PBIT for the quarter ended June 30, 2002.

WIPRO HEALTHCARE AND LIFE SCIENCE

In its first quarter of operations as a separate business segment, the Wipro Healthcare and Life Science segment strengthened its value proposition to customers in the Healthcare IT space with the acquisition of Hyderabad based GE Medical Systems Information Technologies Private Limited. The business acquired four new global customers (two from Fortune 1000 list) including one for Clinical Process Outsourcing covering radiology reading ranging from X-ray to CT scan. For the quarter ended June 30, 2002, Wipro Healthcare and Life Sciences recorded Revenue of Rs. 122 million and Loss before Interest and Tax of Rs. 22 million.

Beginning in the quarter ended September 30, 2002, Wipro Healthcare and Life Science Revenue will include Revenues from the Healthcare vertical of the Global IT Services business segment and Revenues from Hyderabad based GE Medical Systems Information Technologies.

WIPRO CONSUMER CARE & LIGHTING

Wipro Consumer Care and Lighting business recorded Revenue of Rs. 730 million with PBIT of Rs. 129 million contributing 8% of total Revenue and 6% of the Profit before Interest and Taxes for the quarter. PBIT to Revenue was 18% for the quarter.

WIPRO LIMITED

For the quarter ended June 30, 2002, the Return on Capital Employed in Wipro Technologies was 92%, Wipro Infotech was 27%, Consumer Care and Lighting was 71%. At the Company level, the Return on Capital Employed was 30%, lower due to inclusion of cash and cash equivalents of Rs. 17 billion in Capital Employed (60% of Capital Employed).

FOR WIPRO LIMITED, PROFIT AFTER TAX FROM CONTINUING OPERATIONS COMPUTED IN ACCORDANCE WITH US GAAP FOR THE QUARTER ENDED JUNE 2002 WAS RS. 2.2 BILLION, AN INCREASE OF 17% OVER THE PROFITS FOR THE CORRESPONDING QUARTER ENDED JUNE 2001. THE NET DIFFERENCE BETWEEN PROFITS COMPUTED IN ACCORDANCE WITH INDIAN GAAP AND US GAAP IS PRIMARILY DUE TO DIFFERENT REVENUE RECOGNITION STANDARDS AND ACCOUNTING FOR DEFERRED STOCK COMPENSATION EXPENSES.

Wipro Technologies segment Revenues were Rs. 6.55 billion for the quarter ended June 30, 2002, under US GAAP. The difference of Rs. 0.2 billion ($4.7 million) is attributable to different Revenue recognition standards under Indian GAAP and USGAAP.

QUARTERLY CONFERENCE CALL

Wipro will hold conference calls today at 11:45 AM Indian Standard Time (2:15 AM Eastern Time) and at 7:00 PM Indian Standard Time (9:30 AM Eastern) to discuss the company's performance for the quarter and answer questions sent to email ID:
Lakshminarayana.lan@wipro.com. An audio recording of the management discussions and the question and answer session will be available online and will be accessible in the Investor Relations section of the company website at www.wipro.com shortly after the live broadcast.

US GAAP FINANCIALS ON WEBSITE

WIPRO LIMITED RESULTS COMPUTED UNDER THE US GAAP ALONG WITH INDIVIDUAL BUSINESS SEGMENT REPORTS ARE AVAILABLE IN THE INVESTOR RELATIONS SECTION AT WWW.WIPRO.COM.

Effective quarter ending September 30,2002, Wipro will post its financial statements prepared in accordance with US GAAP together with complete set of notes after filing its periodical reports with the SEC on Form 6-K/Form 20-F. However, immediately after the announcement of its results to the Stock Exchanges, Wipro will post on its web site its Balance Sheet, Income Statement, Cash Flow statement and selected notes including Segment information for the period.

ABOUT SPECTRAMIND

Spectramind is India's largest third party provider of BPO services with a wide range of processes in production (both voice and non-voice based). Spectramind is a full spectrum service provider offering end-to-end solutions to organizations across a wide range of industries. Spectramind has offices in India and in the US. It has two state-of-the-art production facilities in New Delhi and Mumbai with a combined capacity that can accommodate over 5000 people.


CONTACT FOR INVESTOR RELATION           CONTACT FOR MEDIA & PRESS
K R Lakshminarayana                     Vijay K Gupta
Manager - Treasury                      Vice President -Corporate Communications
Phone: ++91-80-844-0079                 ++91-80-844-0076
Fax: ++91-80-844-0051                   ++91-80-844-0350
lakshminarayana.lan@wipro.com           vijayk.gupta@wipro.com

FORWARD LOOKING AND CAUTIONARY STATEMENTS

Certain statements in this release concerning our future growth prospects are forward looking statements, which involve a number of risks, and uncertainties that could cause actual results to differ materially from those in such forward looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding fluctuations in earnings, our ability to manage growth, intense competition in IT services including those factors which may affect our cost advantage, wage increases in India, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, restrictions on immigration, our ability to manage our international operations, reduced demand for technology in our key focus areas, disruptions in telecommunication networks, our ability to successfully complete and integrate potential acquisitions, liability for damages on our service contracts, the success of the companies in which Wipro has made strategic investments, withdrawal of fiscal governmental incentives, political instability, legal restrictions on raising capital or acquiring companies outside India, unauthorized use of our intellectual property and general economic conditions affecting our industry. Additional risks that could affect our future operating results are more fully described in our filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov. Wipro may, from time to time, make additional written and oral forward looking statements, including statements contained in the company's filings with the Securities and Exchange Commission and our reports to shareholders. Wipro does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the company.

WIPRO LIMITED - CONSOLIDATED                                (IN RUPESS MILLIONS)

      AUDITED SEGMENT WISE BUSINESS PERFORMANCE FOR THE THREE MONTHS PERIOD
                               ENDED JUNE 30, 2002

                                                 INDIA &
                                                ASIAPAC                   WIPRO
                                    GLOBAL IT      IT                   HEALTHCARE
                                    SERVICES    SERVICES    CONSUMER       &                                DISCONTINUED
                                       &            &         CARE &      LIFE                CONTINUING       ISP          WIPRO
                                    PRODUCTS    PRODUCTS    LIGHTING    SCIENCES    OTHERS    OPERATIONS     BUSINESS      LIMITED
-----------------------------------------------------------------------------------------------------------------------------------
REVENUE
External Sales & Services             6,321       1,862        730         122         229       9,264           38         9,302
Internal Sales & Services                            45                                 (45)        --           --             0
TOTAL                                 6,321       1,907        730         122         184       9,264           38         9,302
GROWTH IN REVENUES                       21%         20%        (4%)         6%                     19%          --            16%
% of total revenues                      68%         21%         8%          1%          2%        100%          --            --
PROFIT BEFORE INTEREST
AND TAX (PBIT)                         1,988          87        129         (22)          6       2,188         (133)        2,055
GROWTH IN PBIT                            5%          9%        33%         --          --           6%          --            --
% of total PBIT                          91%          4%         6%         (1%)        --         100%          --            --
OPERATING MARGINS                        31%          5%        18%         --          --          24%          --            22%
Interest income (net of interest
expense Rs.8 mn)                                                                                   142          --            142
PROFIT BEFORE TAX                                                                                2,330        (133)         2,197
Income Tax expense                                                                                (291)         49           (242)
PROFIT BEFORE EXTRAORDINARY
ITEMS                                                                                            2,039         (84)         1,955
GROWTH                                                                                            (5.4%)                     (8.7%)
Discontinuance of ISP business
(net of tax benefit of Rs.103 mn)
(refer note 7)                                                                                      --        (305)          (305)
PROFIT BEFORE EQUITY IN
EARNINGS / (LOSSES) OF
AFFILIATES & MINORITY INTEREST                                                                   2,039        (389)         1,650
Equity in earnings affiliates                                                                      (20)                       (20)
Minority interest                                                                                   (3)                        (3)
PROFIT AFTER TAX                                                                                 2,016        (389)         1,627
OTHER INFORMATION
Net fixed assets                      4,420         357        428          21         949       6,175           34         6,209
Trade receivables                     3,940       2,121        150         136         126       6,473           23         6,496
Cash balances/Investments               527         141        188           3      16,382      17,241                     17,241
Other assets                          2,097         936        351          98       1,114       4,596            4         4,600
Current Liabilities                  (2,309)     (1,988)      (428)       (132)       (578)     (5,435)        (211)       (5,646)
Capital employed                      8,675       1,567        689         126      17,993      29,050         (150)       28,900
% of capital employed                    30%          5%         2%         --          63%        100%                        --
Capital expenditure                     340          27          5           4          19                                    395
Depreciation                            220          74         15           1          20                                    330
Return on average capital
employed from
continuing business                      92%         27%        71%                                                            30%

1. The segment report of Wipro Limited and its consolidated subsidiaries and associates has been prepared in accordance with the Accounting Standard 17 "Segment Reporting" issued by the Institute of Chartered Accountants of India.

2. The Company has three geographic segments; India, USA and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

               GEOGRAPHY                      RS. MN
               India                           2,758
               USA                             3,907
               Rest of the World               2,637
               Total                           9,302

3. For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segment.

4. In accordance with Accounting Standard 21 "Consolidated Financial Statements" issued by the Institute of Chartered Accountants of India, the consolidated financial statements of Wipro Limited include the financial statements of all subsidiaries which are more than 50% owned and controlled.

5.    The company has a 49% equity interest in Wipro GE Medical Systems Limited
      (WGE), a joint venture with General Electric, USA. The joint venture agreement provides specific rights to the joint venture partners. The rights conferred to Wipro are primarily protective in nature. Therefore, in accordance with the guidance in Accounting Standard 27 "Financial Reporting of Investments in Joint Ventures" the investments in Wipro GE have been accounted for by equity method and not by proportionate consolidation method.

6. In accordance with the guidance provided in Accounting Standard 23 "Accounting for Investments in Associates in Consolidated Financial Statements" Wipro ePeripherals have been accounted for by equity method of accounting.

7. The Company was engaged in the business of providing corporate ISP services. Based on a review of this business, the company decided to discontinue the existing infrastructure based ISP business, but continue with the managed network and remote management services. Managed network and remote management services are currently being offered as part of total IT solutions. In June 2002, the management formally approved a plan to discontinue the infrastructure based corporate ISP services. The costs associated with the discontinuance including asset impairment charges and other exit costs have been reflected as extraordinary expenses.

      The customers are being transitioned to an independent service provider. The consideration payable by the service provider to the Company is dependent on the occurrence of certain contingent events. Amounts, if any, received from the service provider will be reflected as extraordinary gains.

WIPRO LIMITED

CONSOLIDATED BALANCE SHEET

                                                                                                              (Rs. In 000s)
                                                                           -------------------------------------------------
                                                                                 AS OF JUNE 30,              AS OF MARCH 31,
                                                                           -------------------------------------------------
                                                              SCHEDULE         2002            2001               2002
----------------------------------------------------------------------------------------------------------------------------
SOURCES OF FUNDS

SHAREHOLDERS' FUNDS
Share Capital                                                     1            464,986         464,873            464,931
Share application money pending allotment (refer note 9)                           283               -              2,399
Reserves and Surplus                                              2         27,911,524      19,867,265         25,460,163
                                                                           -------------------------------------------------
                                                                            28,376,793      20,332,138         25,927,493
                                                                           -------------------------------------------------
LOAN FUNDS

Secured loans                                                     3            431,506         324,786            254,872
Unsecured loans                                                   4             61,214          51,721             60,563
Minority Interest                                                               30,000               -             27,542
                                                                           -------------------------------------------------
                                                                               522,720         376,507            342,977
                                                                           -------------------------------------------------
                           TOTAL                                            28,899,513      20,708,645         26,270,470
----------------------------------------------------------------------------------------------------------------------------
APPLICATION OF FUNDS

FIXED ASSETS
Goodwill - refer note 1                                                         12,670               -             12,670
Gross block                                                       5         10,021,674       9,836,139         10,069,036
Less : Depreciation                                                          5,132,150       4,279,077          4,770,280
                                                                           -------------------------------------------------
       Net Block                                                             4,902,194       5,557,062          5,311,426
Capital work-in-progress and advances                                        1,319,296       1,203,714          1,164,327
                                                                           -------------------------------------------------
                                                                             6,221,490       6,760,776          6,475,753
                                                                           -------------------------------------------------
INVESTMENTS                                                       6          6,805,202         413,194          4,680,822
DEFERRED TAX ASSETS                                                            503,923         141,261            421,803
CURRENT ASSETS, LOANS AND ADVANCES
Inventories                                                       7            896,763       1,286,135            934,600
Sundry Debtors                                                    8          6,495,885       5,897,560          6,546,160
Cash and Bank balances                                            9          5,406,484       2,172,852          3,031,909
Loans and advances                                               10          8,215,309       9,195,391         10,055,275
                                                                           -------------------------------------------------
                                                                            21,014,441      18,551,938         20,567,944
                                                                           -------------------------------------------------
CURRENT LIABILITIES AND PROVISIONS

Liabilities                                                      11          4,950,755       4,581,780          5,223,455
Provisions                                                       12            695,547         577,500            653,156
                                                                           -------------------------------------------------
                                                                             5,646,302       5,159,280          5,876,611
                                                                           -------------------------------------------------
 NET CURRENT ASSETS                                                         15,368,139      13,392,658         14,691,333
                                                                           -------------------------------------------------
 Miscellaneous expenditure ( to the extent not written off
 or adjusted)                                                                      759             756                759

                                                                           -------------------------------------------------
                           TOTAL                                            28,899,513      20,708,645         26,270,470
----------------------------------------------------------------------------------------------------------------------------
Significant accounting policies and notes to accounts            19


As per our report attached         For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,
Chartered Accountants

J.M GANDHI      AZIM HASHAM PREMJI         N. VAGHUL             B.C. PRABHAKAR
Partner         Chairman and Managing      Director              Director
                Director

                SURESH C. SENAPATY         SATISH MENON
                Corporate Executive Vice   Corporate Vice
                President - Finance        President - Legal
                                           & Company Secretary
                                           Bangalore, July 19, 2002
Mumbai,
July 19, 2002

WIPRO LIMITED

  CONSOLIDATED PROFIT AND LOSS ACCOUNT                                                                     (RS. IN 000S)
                                                                     -----------------------------------------------------
                                                        SCHEDULE     THREE MONTHS ENDED JUNE 30,      YEAR ENDED MARCH 31,
                                                                     -----------------------------------------------------
                                                                             2002             2001                   2002
--------------------------------------------------------------------------------------------------------------------------
  INCOME
  Sales and Services                                                     9,218,305        8,063,866            35,032,098
  LESS: Excise Duty                                                        170,608          176,399               627,012
                                                                     -----------------------------------------------------
  Net Sales and Services                                                 9,047,697        7,887,467            34,405,086
                                                                     -----------------------------------------------------
  Other Income                                             13              404,577          310,254             1,558,236
                                                                     -----------------------------------------------------
                                                                         9,452,274        8,197,721            35,963,322
--------------------------------------------------------------------------------------------------------------------------
  EXPENDITURE
  Cost of goods sold                                       14            5,831,548        4,802,201            20,831,431
  Selling, general and administrative expenses             15            1,415,509        1,136,369             5,519,512
  Interest                                                 16                8,378            3,618                29,697
                                                                     -----------------------------------------------------
                                                                         7,255,435        5,942,188            26,380,640
--------------------------------------------------------------------------------------------------------------------------
  PROFIT BEFORE TAXATION:
  Continuing Operations                                                  2,329,408        2,277,602             9,707,309
  Discontinuing Operations                                               (132,569)         (22,069)             (124,627)
--------------------------------------------------------------------------------------------------------------------------
  TOTAL                                                                  2,196,839        2,255,533             9,582,682
--------------------------------------------------------------------------------------------------------------------------
  PROVISION FOR TAXATION: (refer note 6)
  Continuing Operations                                                    290,881          123,564               773,492
  Discontinuing Operations                                                (48,719)          (7,879)              (44,492)
--------------------------------------------------------------------------------------------------------------------------
  TOTAL                                                                    242,162          115,685               729,000
--------------------------------------------------------------------------------------------------------------------------
  PROFIT FOR THE PERIOD BEFORE EXTRAORDINARY ITEMS:
  Continuing Operations                                                  2,038,527        2,154,038             8,933,817
  Discontinuing Operations                                                (83,850)         (14,190)              (80,135)
--------------------------------------------------------------------------------------------------------------------------
  TOTAL                                                                  1,954,677        2,139,848             8,853,682
--------------------------------------------------------------------------------------------------------------------------
  Loss on discontinuance of ISPbusiness-refer note 3       18            (408,319)                -                     -
  Tax benefit on above                                                     103,500                -                     -
--------------------------------------------------------------------------------------------------------------------------
  Net loss on discontinuance of ISP business                             (304,819)                -                     -
--------------------------------------------------------------------------------------------------------------------------
  PROFIT FOR THE PERIOD BEFORE MINORITY INTEREST /
  EQUITY IN EARNINGS OF AFFILIATES:
                                                                         1,649,858        2,139,848             8,853,682
--------------------------------------------------------------------------------------------------------------------------
  Minority Interest                                                        (2,458)                -                   808
  Equity in earnings / (losses) of affiliates                             (20,310)                -                     -
--------------------------------------------------------------------------------------------------------------------------
  PROFIT FOR THE PERIOD                                                  1,627,090        2,139,848             8,854,490
--------------------------------------------------------------------------------------------------------------------------
  EARNINGS PER SHARE ( IN RS.)

   BASIC
   On profit for the period from continuing
   operations                                                                 8.82             9.32                 38.65
   On losses of discontinued ISP business                                    (1.68)           (0.06)                (0.35)
   On equity in earnings of affiliates / minority
   interest                                                                  (0.10)               -                     -
   On profit for the period                                                   7.04             9.26                 38.30
   DILUTED
   On profit for the period from continuing
   operations                                                                 8.80             9.31                 38.59
   On losses of discontinued ISP business                                    (1.68)           (0.06)                (0.35)
   On equity in earnings of affiliates / minority
   interest                                                                  (0.10)               -                     -
   On profit for the period                                                   7.02             9.25                 38.24

   NUMBER OF SHARES
   Basic                                                               231,161,319      231,027,843           231,132,500
   Diluted                                                             231,678,987      231,403,329           231,534,876

Significant accounting policies and notes to accounts    19
--------------------------------------------------------------------------------------------------------------------------


As per our report attached   For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,
Chartered Accountants

J.M GANDHI     AZIM HASHAM PREMJI         N. VAGHUL             B.C. PRABHAKAR
Partner        Chairman and               Director              Director
               Managing Director

               SURESH C. SENAPATY         SATISH MENON
               Corporate Executive        Corporate Vice
               Vice                       President -
               President - Finance        Legal & Company
                                          Secretary
Mumbai,                                   Banglore, July 19, 2002
July 19, 2002

WIPRO LIMITED

                                                                       (Rs. In 000s, except share numbers)
                                                                    ----------------------------------------
                                                                       AS OF JUNE 30,        AS OF MARCH 31,
                                                                    ----------------------------------------
                                                                      2002           2001            2002
                                                                    ----------------------------------------
SCHEDULE 1 SHARE CAPITAL

AUTHORISED

375,000,000 (2002: 375,000,000; 2001: 375,000,000)
Equity shares of Rs 2 each                                            750,000        750,000         750,000
2,500,000 (2002: 2,500,000; 2001: 2,500,000) 10.25 % Redeemable
Cumulative Preference Shares of Rs 100 each                           250,000        250,000         250,000
                                                                    ----------------------------------------
                                                                    1,000,000      1,000,000       1,000,000
                                                                    ----------------------------------------
ISSUED, SUBSCRIBED AND PAID-UP

232,492,943 (2002: 232,465,689; 2001: 232,436,379)
equity shares of Rs 2 each                                            464,986        464,873         464,931
                                                                    ----------------------------------------
                                                                      464,986        464,873         464,931
                                                                    ========================================

Notes:

1.    Of the above equity shares:

      i)    226,905,825 equity shares (2002: 226,905,825; 2001: 226,905,825), have been allotted as fully paid bonus shares by capitalization of Share Premium of Rs. 32,639 and General Reserves of Rs 421,173.

      ii)   1,325,525 equity shares (2002: 1,325,525; 2001: 1,325,525) have been allotted as fully paid-up, pursuant to a scheme of amalgamation, without payment being received in cash.

      iii) 3,162,500 shares representing 3,162,500 American Depository Receipts issued during 2000-2001 pursuant to American Depository offering by the Company.

      iv)   174,093 (2002: 146,839; 2001:3,360) equity share issued pursuant to
            Employee Stock Option Plan.


SCHEDULE 2 RESERVES AND SURPLUS

                                  ----------------------------------------------------------------
                                  AS OF APRIL      ADDITIONS            DEDUCTIONS      AS OF JUNE
                                      1, 2002                                             30, 2002
                                  ----------------------------------------------------------------
CAPITAL RESERVES                        9,500                                  -             9,500
                                        9,500                                                9,500
                                        9,500              -                   -             9,500
CAPITAL REDEMPTION RESERVE            250,038              -                   -           250,038
                                      250,038                                              250,038
                                      250,038              -                   -           250,038
SHARE PREMIUM                       6,386,235         29,553(a)                -         6,415,788
                                    5,920,208        434,255                             6,354,463
                                    5,920,208        466,027                   -         6,386,235
REVALUATION RESERVE                         -              -                   -                 -
                                      890,072                             25,920(b)        864,152
                                      890,072              -             890,072                 -
INVESTMENT ALLOWANCE RESERVE                -              -                   -                 -
                                       14,500                                               14,500
                                       14,500              -              14,500(c)              -
PROFIT & LOSS ACCOUNT                              1,627,090                             1,627,090
                                                   2,139,848                             2,139,848

GENERAL RESERVE                    18,814,390        794,718(e)                -        19,609,108
                                   12,100,305        566,504           2,432,045(d)     10,234,764
                                   12,100,305      9,146,130(c)(e)     2,432,045        18,814,390
                                  ----------------------------------------------------------------
                                   25,460,163      2,451,361                   -        27,911,524
                                   19,184,623      3,140,607           2,457,965        19,867,265
                                   19,184,623      9,612,157           3,336,617        25,460,163
                                  ================================================================


Corresponding figures for 2001 and 2002 are given below current year's figures

a)    Rs. 29,553 ( 2002 : 35,414; 2001:3,642 ) pursuant to issue of shares under
      Employee Stock Option Plan Rs. Nil (2002:Rs. 430,613; 2001: Rs. 430,613) on account of amalgamation of Wipro Net Limited with Wipro Limited.

b) Transfer to Profit and Loss account Rs. Nil ( 2002: Rs. 39,388; 2001: Rs. 13,050 ) and reduction on account of sale of revalued assets and other adjustments Rs. Nil ( 2002: Rs. Nil; 2001 : Rs. 12,867 ). The net difference of Rs. 850,684 was adjusted against revaluation reserve as on March 31, 2002.

c)    Transfer to General Reserve Rs. Nil (2002: Rs. 14,500 ;2001: Rs. Nil)

d) Deficit arising on account of amalgamation of Wipro Net Limited with Wipro Limited (refer note 3 of schedule 19).

e)    Additions to General Reserves includes:

-------------------------------------------------------------------------------------------------------------
                                                               June 30, 2002   March 31, 2002   June 30, 2001
-------------------------------------------------------------------------------------------------------------
   Accumulated losses of subsidiaries as on March 31, 2001                           (99,274)        (99,274)
   Write bank of diminution in value of investment in                                 108,196         108,196
   subsidiaries
   Benefits arising on employee stock incentive plans                                  55,646          55,646
   Deferred tax assets (net) as of March 31, 2001                                      47,647          31,581
   Reserves of Wipro Equity Reward Trust as at March 31, 2001                         470,355         470,355
   Transfer from investment allowance reserve                                          14,500               -
   Transfer from profit and loss account                                            8,549,060               -
   Equity in earnings of affiliates as of March 31, 2002:
   Wipro GE medicals systems Ltd.                                    771,849
   Wipro ePeripherals Ltd.                                            22,869
-------------------------------------------------------------------------------------------------------------
   Total                                                             794,718        9,146,130         566,504
-------------------------------------------------------------------------------------------------------------

WIPRO LIMITED

                                                                                            (Rs. In 000s)
                                                                 -----------------------------------------
                                                     Note        AS OF JUNE 30,         AS OF MARCH 31,
                                                                 -----------------------------------------
SCHEDULE 3   SECURED LOANS                         Reference            2002          2001          2002
                                                                 -----------------------------------------
FROM BANKS

Cash credit facility                                   a             381,631         127,329       204,997

EXTERNAL COMMERCIAL BORROWINGS                         b                   -         127,582             -

FROM FINANCIAL INSTITUTIONS
Asset Credit Scheme                                    c              48,200          68,200        48,200

DEVELOPMENT LOAN FROM GOVERNMENT OF KARNATAKA          d               1,675           1,675         1,675
                                                                 -----------------------------------------
                                                                     431,506         324,786       254,872
                                                                 =========================================

NOTES:

a. Secured by hypothecation of stock-in trade, book debts, stores and spares, and secured/to be secured by a second mortgage over certain immovable properties.

b. Foreign currency loan secured by hypothecation of movable fixed assets in certain software development centers at Bangalore and specific plant and machinery of erstwhile Fluid Power unit.

c.    Secured by hypothecation of specific machinery / assets.

d. Secured by a pari-passu second mortgage over immovable properties at Mysore and hypothecation of movable properties other than inventories, book debts and specific equipments referred to in Note a above.


                                            -------------------------------------------
                                            AS OF JUNE 30,           AS OF MARCH 31,
                                            -------------------------------------------
SCHEDULE 4   UNSECURED LOANS                     2002            2001             2002
                                            -------------------------------------------
FIXED DEPOSITS                                      -              865              843

OTHER LOANS AND ADVANCES
Interest free loan from Government             59,964           49,606           58,470
Loans from state financial institutions         1,250            1,250            1,250
                                            -------------------------------------------
                                               61,214           51,721           60,563
                                            ===========================================

WIPRO LIMITED
                                                                   (Rs. In 000s)

SCHEDULE 5 FIXED ASSETS

Particulars                                  GROSS BLOCK
                         -----------------------------------------------------
                              AS OF    Additions     Deductions /        AS OF
                           APRIL 1,                  adjustments      JUNE 30,
                               2002                                       2002
                         -----------------------------------------------------
Land                        584,916       26,307               -       611,223
Buildings                 1,470,580           70           3,037     1,467,613
Railway siding                   12            -               -            12
Plant and Machinery       6,299,405      153,074         258,282     6,194,197
Furniture fixture and
equipment                 1,280,868       26,954           8,660     1,299,162
Vehicles                    420,843       33,952          17,740       437,055
Technical Know-how           10,378            -               -        10,378
Patents and trademark
                              2,034            -               -         2,034
                         -----------------------------------------------------
Total                    10,069,036      240,357         287,719    10,021,674
                         -----------------------------------------------------

                           -------------------------------------------------------------------------------------------
Particulars                           PROVISION FOR DEPRECIATION                            NET BLOCK
                           -------------------------------------------------------------------------------------------
                               AS OF    Depreciation    Deductions /            AS OF          AS OF             AS OF
                            APRIL 1,         for the     adjustments    JUNE 30, 2002   JUNE 30,2002    MARCH 31, 2002
                                2001          period
                           -------------------------------------------------------------------------------------------
Land                           5,510             884               -            6,394        604,829           579,406
Buildings                     93,446           7,157           4,528           96,075      1,371,538         1,377,134
Railway siding                    12               -               -               12              -                 -
Plant and Machinery        3,869,116         514,594         224,616        4,159,094      2,035,103         2,430,289
Furniture fixture and
equipment                    601,525          60,022           6,600          654,947        644,215           679,343
Vehicles                     189,832          21,543           6,760          204,615        232,440           231,011
Technical Know-how             9,949             174               -           10,123            255               429
Patents and trademark
                                 890               -               -              890          1,144             1,144
                           -------------------------------------------------------------------------------------------
Total                      4,770,280         604,374         242,504        5,132,150      4,889,524         5,298,756
                           -------------------------------------------------------------------------------------------


a.    Land includes leasehold land Rs. 9,978 ( 2002: 9,978; 2001 : Rs. 9,978 )

b.    Buildings:

      i)    Includes shares worth Rs. 2 (2002: Rs.2 ; 2001: Rs. 2)

      ii)   Includes leasehold land / property Rs. 4,241 (2002: Rs. 4,241; 2001:
            Rs. 4,241)

      iii)  Is net of depreciation during construction period.

WIPRO LIMITED

      SCHEDULE 6 INVESTMENTS

                                                                  ----------------------------------------------------------------
(RS. IN 000S EXCEPT SHARE NUMBERS AND FACE VALUE)                                       AS OF JUNE 30,         AS OF MARCH 31,
                                                                  ----------------------------------------------------------------
ALL SHARES ARE FULLY PAID UP UNLESS OTHERWISE STATED                            FACE
                                                                     NUMBER     VALUE            2002          2001         2002
                                                                  ----------------------------------------------------------------
INVESTMENTS - LONG TERM (AT COST)

INVESTMENT IN AFFILIATES

Wipro GE Medical Systems Ltd                                                                    753,849            -            -
Wipro ePeripherals Ltd                                                                          115,160            -            -
                                                                                             -------------------------------------
                                                                                                869,009            -            -
                                                                                             -------------------------------------
INVESTMENTS IN EQUITY SHARES OF OTHER COMPANIES
QUOTED
TRADE INVESTMENTS

  Dynamatic Technologies Ltd                                            3732      Rs 10              66           66           66
  Rasoi Ltd                                                              112      Rs 10               2            2            2
  Mannesmann Rexorth (India) Ltd                                          50      Rs 10               1            1            1
  Oswal Agro Mills Ltd                                                    80      Rs 10               3            3            3
  DCM Ltd                                                                 31      Rs 10               1            1            1
  DCM Shriram Industries Ltd                                              55      Rs 10               2            2            2
  DCM Shriram Consolidated Ltd                                            41      Rs 10               2            2            2
  Shriram Industrial Enterprises Ltd                                      74      Rs 10               1            1            1
  Accel - ICIM Ltd.                                                       75      Rs 10               2            2            2
  The National Radio and Electronics Co. Ltd.                            100      Rs 10               2            2            2
  Hindustan Lever Ltd.                                                 6,240      Rs 10              17           17           17
  Hindustan Motors Ltd.                                                  200      Rs 10               4            4            4
  Tata Engineering and Locomotive Co. Ltd.                                80      Rs 10               2            2            2
  Ashok Leyland Ltd.                                                      50      Rs 10               1            1            1
  Ambalal Sarabhai Enterprises Ltd.                                       42      Rs 10               1            1            1
  Nestle India Ltd.                                                      300      Rs 10               4            4            4
  Surya Roshni Ltd.                                                       87      Rs 10               4            4            4
  Cadbury India Ltd.                                                      80      Rs 10              10           10           10
  Hindustan Dor Oliver Ltd.                                               50      Rs 10               5            5            5
  KSB Pumps Ltd.                                                          50      Rs 10              11           11           11
  Britannia Industries Ltd.                                              150      Rs 10              24           24           24
  Exide Industries Ltd.                                                  200      Rs 10              15           15           15
  Amrit Banaspati Co. Ltd.                                               100      Rs 10               8            8            8
  Procter & Gamble India Ltd.                                             50      Rs 10              13           13           13
  Crompton Greaves Ltd.                                                   50      Rs 10               7            7            7
  Phillips (India) Ltd.                                                  100      Rs 10              13           13           13
  Velvette International Pharma Products Ltd.                            100      Rs 10               2            2            2
  International Best Foods Ltd.                                          240      Rs 10              12           12           12
  Dynamatic Technologies Ltd                                             100      Rs 10               1            1            1
  HDFC Bank Ltd                                                          100      Rs 10               1            1            1
                                                                                             -------------------------------------
                                                                                                    237          237          237
                                                                                             -------------------------------------
- UNQUOTED

Wipro GE Medical Systems Ltd. #                                    4,900,000      Rs 10               -       49,000       49,000
Wipro Fluid Power Ltd                                              1,863,520      Rs. 10              -       18,635
Spectramind eServices Pvt. Ltd.                                    6,221,741      Rs 10         192,399            -      144,299
Wipro e-Peripherals Limited                                        5,460,000      Rs 10               -       54,600       54,600
All Seasons Foods Ltd.                                                   100      Rs. 10              2            2            2
Stylantro                                                           1,00,000      US$ 0.1           489          470          489
                                                                                             -------------------------------------
                                                                                                192,890      122,707      248,390
                                                                                             -------------------------------------
INVESTMENTS IN PREFERENCE SHARES / DEBENTURES OF OTHER

COMPANIES
UNQUOTED

Convertible preference shares in Wipro Fluid Power Ltd.              543,300      Rs. 100             -       54,330            -
12.5% unsecured convertible debentures of Wipro
ePeripherals Ltd.                                                   4,00,000      Rs. 100             -       40,000       40,000
Convertible preference shares in Spectramind eServices
pvt. Ltd.                                                         28,760,140      Rs. 10        287,601            -      215,701
                                                                                             -------------------------------------
                                                                                                287,601       94,330      255,701
                                                                                             -------------------------------------
OTHER INVESTMENTS (UNQUOTED)

Redeemable floating rate bonds of State Bank of India                  2,500      Rs 1,000        2,500        2,500        2,500
Indira Vikas Patra (maturity value Rs 66,003)                                                    47,952       47,952       47,952
Bonds of GE Capital Services India                                                                    -      145,468            -
                                                                                             -------------------------------------
                                                                                                 50,452      195,920       50,452
                                                                                             -------------------------------------
INVESTMENTS - SHORT TERM:

IN MONEY MARKET MUTUAL FUNDS

Alliance Capital Mutual Fund (267,012 units redeemed
during the period)                                                   262,558                    367,392            -      265,910
Pioneer ITI Mutual Fund (233,413 units redeemed during
the period)                                                          377,904                    495,537            -      452,168
Prudential ICICI Mutual Fund (114,261,685 units redeemed
during the period)                                                88,972,087                  1,086,532            -      924,966
HDFC Mutual Fund (87,554,434 units redeemed during the
period )                                                          70,656,612                    759,270            -      521,910
Standard Chartered Mutual Fund (41,836,511 units redeemed                                                          -
during the period)                                                31,336,790                    345,522                   230,320

Reliance Mutual Fund                                              53,665,259                    550,160            -      505,064
Zurich India Mutual Fund (39,995,102 units redeemed
during the period)                                                89,079,560                  1,018,532            -      400,499
Templeton India Mutual Fund (9,955,251) units redeemed
during the period)                                                         -                          -            -       98,842
Cholamandalam Mutual Fund (19,982,949) units redeemed
during the period)                                                 7,717,377                     88,660            -      147,389
Kotak Mutual Fund (22,672,637 units redeemed during the
period)                                                           29,129,190                    333,169            -      225,154
Birla Mutual Fund                                                 35,080,267                    360,239            -      353,820
                                                                                             -------------------------------------
                                                                                              5,405,013            -    4,126,042
                                                                                             -------------------------------------
                Total                                                                         6,805,202      413,194    4,680,822
                                                                                             =====================================

NOTES:

# Equity investments in this company carry certain restrictions on transfer of shares that are normally provided for in joint venture / venture funding Agreement.

WIPRO LIMITED

                                                                                    (RS. IN 000s)
                                                 ------------------------------------------------
                                                 AS OF JUNE 30,             AS OF MARCH 31,
                                                 ------------------------------------------------
                                                     2002              2001                2002
                                                 ------------------------------------------------
SCHEDULE 7 INVENTORIES

Stores and Spares                                    37,197            40,902              31,425
Raw Materials                                       366,784           513,753             453,018
Stock-in-process                                    112,745           113,995              84,722
Finished goods                                      380,037           617,485             365,435
                                                 ------------------------------------------------
                                                    896,763         1,286,135             934,600
                                                 ================================================

     Basis of stock valuation:
     Raw materials, stock-in-process and
     stores and spares at or below cost.
     Finished products at cost or net
     realisable value, whichever is lower.

SCHEDULE 8 SUNDRY DEBTORS
(UNSECURED)
Over Six Months

Considered good                                     491,235           437,720             686,166
Considered doubtful                                 546,938           344,268             506,630
                                                 ------------------------------------------------
                                                  1,038,173           781,988           1,192,796
                                                 ------------------------------------------------
OTHERS

Considered good                                   6,004,650         5,459,840           5,859,994
Considered doubtful                                       -            35,698               5,737
                                                 ------------------------------------------------
                                                  6,004,650         5,495,538           5,865,731
                                                 ------------------------------------------------
Less: Provision for doubtful debts                  546,938           379,966             512,367
                                                 ------------------------------------------------
                                                  6,495,885         5,897,560           6,546,160


SCHEDULE 9 CASH AND BANK BALANCES

CASH AND CHEQUES ON HAND                            152,897           397,630             299,481
BALANCES WITH SCHEDULED BANKS
On Current account                                  493,226           398,800             588,229
In Deposit account                                2,145,695           150,091             100,295
BALANCES WITH OTHER BANKS IN CURRENT ACCOUNT
Midland Bank, U K                                    12,809            62,912             146,146
Wells Fargo, U S A                                  188,069           353,011           1,081,773
Nations Bank                                              -                 -              97,627
Deutsche Bank                                       244,356                 -             487,942
Societe General                                     244,350           168,544             198,324
Bank of America                                      47,626             3,412              27,142
Standard Chartered Bank                               4,553                 -                   -
Shanghai C&S Bank                                     1,952                 -                   -
Danske Bank                                         488,700                 -                   -
National City Bank                                  451,950                 -                   -
Barclays Bank                                       390,967                 -                   -
Canadian imperial                                   244,362                 -                   -
Dresdner Bank                                       244,356                 -                   -
Bank of Tokyo                                        50,593
First Chicago                                             -           151,140                 976
Citibank                                                  -           222,123               1,949
FCC National Bank                                         -           168,215                 976
Chase Manhattan                                           -            96,949               1,025
Great Western Bank                                       23                25                  24
                                                 ------------------------------------------------
                                                  5,406,484         2,172,852           3,031,909
                                                 ================================================
Maximum balances during the year
Inkom Bank, Russia                                                                              -
Midland Bank, U K                                                                         387,177
Wells Fargo, U S A                                                                        986,037
Nations Bank                                                                               97,627
Deutsche Bank                                                                             487,942
Societe General                                                                           460,378
Bank of America                                                                            36,958
First Chicago                                                                             390,806
Citibank                                                                                  875,432
FCC National Bank                                                                         391,739
Chase Manhattan                                                                           421,815
Great Western Bank                                                                             24

WIPRO LIMITED

                                                                                                          (Rs. In 000s)
                                                                         -----------------------------------------------
                                                                         AS OF JUNE 30,             AS OF MARCH 31,
                                                                         -----------------------------------------------
                                                                              2002             2001               2002
                                                                         -----------------------------------------------
SCHEDULE 10 LOANS AND ADVANCES
(Unsecured, considered good unless otherwise stated)

Advances recoverable in cash or in kind or for value to be received
Considered good                                                            1,070,142         1,297,277           949,297
Considered doubtful                                                           73,295           125,848            71,451
                                                                         -----------------------------------------------
                                                                           1,143,437         1,423,125         1,020,748
                                                                         -----------------------------------------------
Less: Provision for doubtful advances                                         73,295           125,848            71,451
                                                                         -----------------------------------------------
                                                                           1,070,142         1,297,277           949,297
                                                                         -----------------------------------------------
Certificate of deposits with foreign banks                                 4,195,295         5,208,592         5,287,219
Inter Corporate Deposits:
         GE Capital Services India                                           884,841         1,570,913           819,891
          ICICI Limited                                                           --           459,600         1,245,200
                                                                         -----------------------------------------------
                                                                             884,841         2,030,513         2,065,091
                                                                         -----------------------------------------------
Other Deposits                                                               562,095           539,089           549,089
Advance income-tax (net of provision)                                        183,567           115,951           243,485
Balances with excise and customs                                              24,745             3,969            38,821
Unbilled Services                                                          1,294,624                             922,273
                                                                         -----------------------------------------------
                                                                           8,215,309         9,195,391        10,055,275
                                                                         ===============================================

Note:

a)    Other Deposits include Rs 25,000 ( 2002 :Rs. 25,000; 2001: 25,000)
      security deposits for premises with a firm in which a director is Interested

SCHEDULE 11 LIABILITIES

Sundry Creditors                             1,707,736        1,592,625        2,268,027
Unclaimed dividends                              1,588              180            1,588
Advances from customers                        808,641          948,800          870,030
Other liabilities                            2,432,508        2,039,706        2,083,509
Interest accrued but not due on loans              282              469              301
                                             -------------------------------------------
                                             4,950,755        4,581,780        5,223,455
                                             ===========================================

SCHEDULE 12 PROVISIONS

Employee retirement benefits                   453,281          448,051          408,990
Proposed dividend                              232,466          117,491          232,466
Tax on proposed dividend                            --           11,958               --
Other Provision                                  9,800               --           11,700
                                             -------------------------------------------
                                               695,547          577,500          653,156
                                             ===========================================

                                                THREE MONTHS ENDED JUNE 30,      YEAR ENDED
                                                                                  MARCH 31,
                                                -------------------------------------------
SCHEDULE 13 OTHER INCOME                          2002             2001               2002
                                                -------------------------------------------
Dividend from mutual funds                        20,545               --          279,549
Dividend from companies                               --               --            5,096
Interest on debt instruments                     114,429          213,566          753,287
Rental Income                                      4,452            3,566           19,227
Profit on Sale of Investments                     15,507               --               --
Profit on disposal of fixed assets                 1,118           13,625           36,251
Difference in exchange                           194,137           42,365          214,187
Royalty & Brand fees                              18,254               --           92,360
Provision no longer required written back         14,180               --          115,354
Miscellaneous Income                              21,955           37,132           42,925
                                                -------------------------------------------
                                                 404,577          310,254        1,558,236
                                                ===========================================

Notes : Tax deducted at source Rs. 25,659 ( 2002 : Rs. 130,897; 2001: 9,671)

WIPRO LIMITED

                                                                                                              (Rs. In 000s)
                                                                         ---------------------------------------------------
                                                                           THREE MONTHS ENDED JUNE 30,           YEAR ENDED
                                                                                                                   MARCH 31,
                                                                         ---------------------------------------------------
                                                                             2002               2001                  2002
                                                                         ---------------------------------------------------
SCHEDULE 14 COST OF GOODS SOLD
Raw materials, Finished and Process Stocks  (refer - schedule 17)         1,850,120           1,509,702           7,952,910
Stores & Spares                                                              43,739              56,690             184,958
Power and Fuel                                                               83,583              90,542             322,164
Salaries, wages and bonus                                                   981,791             941,016           3,503,398
Contribution to provident and other funds                                    37,986              36,037             133,716
Gratuity and pension                                                         39,131              28,214             120,741
 Workmen and Staff welfare                                                   30,790              41,658             139,388
Insurance                                                                     5,173               4,761              16,797
Repairs to factory buildings                                                  1,309               2,870              10,790
Repairs to Plant & Machinery                                                 80,899              40,131             116,510
Rent                                                                         42,676              51,896             202,116
Rates & Taxes                                                                11,491               2,941              11,933
Packing                                                                      15,660              14,037              15,436
Travelling and allowances                                                 1,865,840           1,394,658           5,501,529
Depreciation                                                                222,180             238,176           1,108,743
Technical fees                                                              106,094              30,656             136,439
Miscellaneous                                                               442,326             328,058           1,430,131
Less: Capitalized                                                           (29,240)             (9,842)            (76,268)
                                                                         ---------------------------------------------------
                                                                          5,831,548           4,802,201          20,831,431
                                                                         ===================================================
SCHEDULE 15 SELLING GENERAL AND ADMINISTRATIVE EXPENSES

Salaries, wages and bonus                                                    228,649            218,411           1,059,461
Contribution to provident and other funds                                      8,233              5,568              34,934
Gratuity and pension                                                          12,512              8,679              33,510
Workmen and Staff welfare                                                     25,386             24,976             129,173
Insurance                                                                      1,832              1,495               6,108
Repairs to buildings                                                           2,567                453               3,781
Rent                                                                          31,984             29,837             121,202
Rates and taxes                                                               18,016             10,614              21,764
Carriage and freight                                                          31,022             42,358             214,698
Commission on sales                                                           14,678             17,854             489,688
Auditors' remuneration and expenses
     Audit fees                                                                  923                813               3,522
     For certification including tax audit                                         -                  -                 969
    Reimbursement of expenses                                                     59                 68                 859
Advertisement and sales promotion                                             97,005             80,150             316,252
Loss on sale of fixed assets                                                   1,264                177              10,648
Directors' fees                                                                   18                 20                 800
Depreciation                                                                 107,414             74,939             319,495
Travelling and allowances                                                    514,659            396,881           1,577,051
Communication                                                                 79,679             39,363             112,765
Provision/write off of bad debts                                              82,357             56,144             265,224
Diminution in value of investments (mutual fund units)                             -                  -             163,147
Miscellaneous                                                                157,252            127,569             634,461
                                                                         ---------------------------------------------------
                                                                           1,415,509          1,136,369           5,519,512
                                                                         ===================================================

                                                                                                 (Rs. In 000s)
                                                                ----------------------------------------------
                                                                 THREE MONTHS ENDED JUNE 30,       YEAR ENDED
                                                                                                    MARCH 31,
                                                                ----------------------------------------------
                                                                   2002               2001             2002
                                                                ----------------------------------------------
SCHEDULE 16 INTEREST
On fixed loans                                                      1,712              3,426            9,124
Other                                                               6,666                192           20,573
                                                                ----------------------------------------------
                                                                    8,378              3,618           29,697
                                                                ==============================================

SCHEDULE 17 RAW MATERIALS, FINISHED AND PROCESS STOCKS

CONSUMPTION OF RAW MATERIALS AND BOUGHT OUT COMPONENTS

 Opening stocks                                                   439,930            499,536          499,536
 Add: Purchases                                                   953,577            776,393        3,733,611
 Less: Transfer on sale of undertaking                                  -                  -           46,496
 Less: Closing stocks                                             366,784            513,753          453,018
                                                                ----------------------------------------------
                                                                1,026,723            762,176        3,733,633
                                                                ----------------------------------------------
 PURCHASE OF FINISHED PRODUCTS FOR SALE                           866,022            870,701        4,206,410
                                                                ----------------------------------------------
 (INCREASE)/DECREASE IN FINISHED AND PROCESS STOCKS

 Opening stock             : In process                            84,722            121,190          121,190
                           : Finished products                    365,435            487,115          487,115


Less: Transfer  on sale of undertaking : In Process                     -                  -           81,002
                           : Finished Products                          -                  -           64,279


 Less: Closing stocks      : In process                           112,745            113,995           84,722
                           : Finished products                    380,037            617,485          365,435
                                                                ----------------------------------------------
                                                                 (42,625)          (123,175)           12,867
                                                                ----------------------------------------------
                                                                1,850,120          1,509,702        7,952,910
                                                                ==============================================
SCHEDULE 18 NON - RECURRING / EXTRAORDINARY ITEMS

Loss of discontinued ISP business                                 408,319
                                                                ----------------------------------------------
                                                                  408,319
                                                                ==============================================

WIPRO LIMITED

SCHEDULE - 19 SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING CONVENTION

The preparation of consolidated financial statements in conformity with Indian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Basis of preparation of financial statements -

The accompanying consolidated financial statements have been prepared in accordance with Indian generally accepted accounting principles.

Principles of consolidation -

The consolidated financial statements include the financial statements of Wipro and all of its subsidiaries, which are more than 50% owned and controlled and its affiliates where the Company holds more than 20% control. All material inter-company accounts and transactions are eliminated on consolidation. The company accounts for investments by the equity method where its investment in the voting stock gives it the ability to exercise significant influence over the investee.

REVENUE RECOGNITION

- Sales include applicable sales tax unless separately charged, export incentives, and are net of discounts.

-     Sales are recognized on despatch, except in the following cases:

      - Consignment sales are recognized on receipt of statement of account from the agent

      - Sales, which are subject to detailed acceptance tests, revenue is reckoned based on milestones for billing, as provided in the contracts

      - Revenue from software development services includes revenue from time and material and fixed price contracts. Revenue from time and material contracts are recognized as related services are performed. With reference to fixed price contracts is recognized in accordance with percentage of completion method of accounting

- Export incentives are accounted on accrual basis and include estimated realizable values/benefits from special import licenses and Advance licenses.

-     Agency commission is accrued on shipment of consignment by principal.

- Maintenance revenue is considered on acceptance of the contract and is accrued over the period of the contract.

-     Other income is recognized on accrual basis.

FIXED ASSETS AND DEPRECIATION

Fixed assets were revalued in March 1997. In January 2002 the revaluation reserves were reversed against the carrying value of fixed assets. Consequently, fixed assets are now stated at historical cost less depreciation.

Interest on borrowed money allocated to and utilized for fixed assets, pertaining to the period up to the date of capitalization and other revenue expenditure incurred on new projects is capitalized. Assets acquired on hire purchase are capitalized at the gross value and interest thereon is charged to Profit and Loss account. Renewals and replacement are either capitalized or charged to revenue as appropriate, depending upon their nature and long-term utility.

In respect of leased assets, lease rentals payable during the year is charged to Profit and Loss account.

Depreciation is provided on straight line method at rates specified in Schedule XIV to the Companies Act, 1956, except on computers, furniture and fixture, office equipment, electrical installations (other than those at factories) and vehicles for which commercial rates are applied. Technical know-how is amortized over six years. In Wipro Inc, Enthink Inc and Wipro Japan KK depreciation is provided on Written Down Value method.

INVESTMENTS

Long term Investments are stated at cost and short term investments are valued at lower of cost and net realizable value. Diminution in value is provided for where the management is of the opinion that the diminution is of permanent nature.

INVENTORIES

Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Indigenously developed software products are valued at cost, which reflects their remaining economic life. Small value tools and consumables are charged to consumption on purchase. Cost is computed on weighted average basis.

PROVISION FOR RETIREMENT BENEFITS

For employees covered under group gratuity scheme of LIC, gratuity charged to Profit and Loss account is on the basis of premium demanded by LIC. Provision for gratuity (for certain category of employees) and leave benefit for employee's is determined as per actuarial valuation at the year end. Defined contributions for provident fund and pension are charged to the Profit and Loss account based on contributions made in terms of applicable schemes, after netting off the amounts rendered surplus on account of employees separated from the Company.

WIPRO LIMITED

DEFERRED TAX

Tax expenses charged to Profit and Loss account is after considering deferred tax impact for the timing difference between accounting income and tax income.

FOREIGN CURRENCY TRANSACTIONS

Foreign currency transactions are recorded at the spot rate at the beginning of the concerned month. Year end balances of foreign currency assets and liabilities are restated at the closing rate/forward contract rate, as applicable. Resultant differences in respect of liabilities relating to acquisition of fixed assets are capitalized. Other differences on restatement or payment are adjusted to revenue account.

Forward premium in respect of forward exchange contracts are recognized over the life of the contract, except that premium relating to foreign currency loans for the acquisition of fixed assets are capitalized

RESEARCH AND DEVELOPMENT

Revenue expenditure on research and development is charged to Profit and Loss account and capital expenditure is shown as addition to fixed assets.

NOTES TO ACCOUNTS

For preparation of interim financial statements, the same policies, which have been followed in the most recent annual financial statements, have been followed.

      1. Goodwill arising on account of acquisition of subsidiaries and affiliates is not being amortized. Goodwill in the balance sheet represents goodwill arising on acquisition of Wipro Fluid Power Limited of Rs. 12,670.

      2. The company has a 49% equity interest in Wipro GE Medical Systems Limited (WGE), a joint venture with General Electric, USA. The joint venture agreement provides specific rights to the joint venture partners. The rights conferred to Wipro are primarily protective in nature. Therefore, in accordance with the guidance in Accounting Standard 27 " Financial Reporting of Investments in Joint Ventures" the investments in Wipro GE have been accounted for by equity method and not by proportionate consolidation method.

            Investments in Wipro e Peripherals have been accounted for by equity method.

      3. The Company was engaged in the business of providing corporate ISP services. Based on a review of this business, the company decided to discontinue the existing infrastructure based ISP business, but continue with the managed network and remote management services. Managed network and remote management services are currently being offered as part of total IT solutions. In June 2002, the management formally approved a plan to discontinue the infrastructure based corporate ISP services. The costs associated with the discontinuance including asset impairment charges and other exit costs have been reflected as extraordinary expenses.

            The customers are being transitioned to an independent service provider. The consideration payable by the service provider to the Company is dependent on the occurrence of certain contingent events. Amounts, if any, received from the service provider will be reflected as extraordinary gains.

      4. During fiscal 2002, the company acquired 1,791,385 shares, representing 8% of the equity capital of Wipro Net Limited (WNL). Consequent to this investment, WNL has become a fully owned subsidiary of the Company. The board of directors of both the companies decided to amalgamate WNL into the company with effect from April 2001. Accordingly, the Karnataka High Court approved the scheme of amalgamation. The scheme of amalgamation has been given effect to in the accounts of the Company for the year ended March 31, 2002, on the pooling of interest method. The share premium of WNL is credit to Wipro Limited. The deficit of Rs. 2,432,045 arising on amalgamation as detailed below was transferred to General
            Reserve:

                                                                          (Rs. In 000s)
              -------------------------------------------------------------------------
               Fixed Assets                                   433,507
               Net Current Assets                              71,753
               Less: Loans                                     90,000
               Net Tangible assets as of March 31, 2001                        415,260
               Less: Investments in WNL by the Company                       2,416,692
               Less: Share premium                                             430,613
               Deficit transferred to General Reserve                        2,432,045
              -------------------------------------------------------------------------

      5.    Deferred tax comprise of:

                                                             (Rs. In 000s)
            --------------------------------------------------------------
             Deferred tax assets:
                Allowance for doubtful debts                        81,037
                Property plant and equipment                        89,362
                Employee stock incentive plan                       61,695
                Provision for diminution of investments             53,431
                Accrued expenses                                    43,877
                Business losses carried forward                    174,521
                                                                  --------
                                                                   503,923
            --------------------------------------------------------------

WIPRO LIMITED

6.    Provision for taxation comprises of following:

      (i)   Rs. 110,234 (2002: Rs. 388,837; 2001: Rs. 25,467) in respect of foreign taxes, net of deferred tax of Rs. Nil (2002: Rs. 53,967; 2001: Rs. 48,610) and write back of provision of Rs. Nil (2002:
            87,189; 2001: Rs. 35,307) in respect of earlier year

      (ii)  Rs. 27,678 (2002: 337,163; 2001: Rs. 89,468) in respect of Indian
            Income Tax, net of tax benefit from discontinued business of Rs. 152,219, net of deferred tax adjustment of Rs. 82,120 (2002: Rs. 236,120; 2001: Rs. Nil) and write back of provision of Rs.Nil (2002:
            Rs. 19,921; 2001: Rs. 34,000) in respect of earlier years.

      (iii) Rs.750 (2002: Rs. 3,000; 2001: Rs. 750) in respect of Wealth Tax.

7.    The details of subsidiaries and affiliates are as follows -


        --------------------------------------------------------------------------------------------
        a) NAME OF THE SUBSIDIARY                 COUNTRY OF INCORPORATION                 % HOLDING
             Wipro Fluid Power Limited            India                                          79%
             Wipro Inc                            USA                                           100%
             Enthink Inc                          USA                                            - *
             Wipro Japan KK                       Japan                                         100%
             Wipro Prosper Limited                India                                         100%
             Wipro Trademarks holding Limited     India                                         100%
             Wipro Welfare Limited                India                                         100%
        b) Wipro Equity Reward Trust              India                       Fully controlled trust
        c) NAME OF THE AFFILIATE

            Wipro GE Medical Systems Limited      India                                          49%
             Wipro ePeripherals Limited           India                                       39.64%
        --------------------------------------------------------------------------------------------

          * Fully owned by Wipro Inc.


8. Diluted EPS is calculated based on treasury stock method for ESOP outstanding.

9. Amount received from employees on exercise of stock option, pending allotment of shares is shown as share application money pending allotment.

WIPRO LIMITED

CASH FLOW STATEMENT

                                                                                                        (Rs. In 000s)
                                                                   -------------------------------------------------
                                                                      THREE MONTHS ENDED JUNE 30,         YEAR ENDED
                                                                                                           MARCH 31,
                                                                   -------------------------------------------------
                                                                        2002              2001                2002
                                                                   -------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

   Profit before tax from continuing operations                      2,306,640          2,277,602          9,707,309
   Adjustments to reconcile Net profit before tax and non
     recurring items to net cash provided by operating
     activities:
     Depreciation and amortization                                     282,035            313,115          1,378,945
     Foreign currency translation gains                               (194,137)           (42,365)          (119,637)
     Loss of discontinued operations                                        --            (22,069)          (124,627)
     Minority interest                                                   2,458                 --                 --
     Equity in earnings of affiliates                                   69,310                 --                 --
     Retirement benefits provision                                      32,590             43,149             (6,413)
     Others                                                                 --                 --            (12,676)
     Interest on borrowings                                              8,378                 --             28,941
     Dividend / interest                                              (150,481)          (203,637)          (873,941)
     Loss / (Gain) on sale of property, plant and equipment             (1,118)           (13,625)           (25,603)

Operating cash flow before changes in working capital                2,355,675          2,352,170          9,952,298

        Trade and other receivable                                    (208,149)           408,419           (236,983)
        Loans and advances                                            (117,686)           (79,250)          (745,340)
        Inventories (other than stock-in-trade land)                    37,836           (133,606)           217,929
        Trade and other payables                                      (377,547)          (190,633)           519,631
                                                                   -------------------------------------------------
Net cash provided by operations                                      1,690,129          2,357,100          9,707,535
Direct taxes paid                                                     (212,145)          (202,850)        (1,155,393)
                                                                   -------------------------------------------------
NET CASH PROVIDED BY CONTINUING OPERATIONS                           1,477,984          2,154,250          8,552,142
                                                                   -------------------------------------------------
NET CASH PROVIDED BY DISCONTINUING OPERATIONS                           25,431                 --                 --
                                                                   -------------------------------------------------
NET CASH PROVIDED BY OPERATIONS                                      1,503,415          2,154,250          8,552,142
                                                                   -------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditure on property, plant and equipment (including
advances)                                                             (395,325)          (649,514)        (2,433,022)
Proceeds from sale of property, plant and equipment                     46,399             33,771            194,650
Purchase of investments                                             (5,962,629)        (4,071,302)        (5,709,805)
Inter Corporate deposits placed / matured                            1,180,250           (978,513)          (963,300)
Certificate of Deposits with foreign banks                           1,091,924         (1,882,484)        (1,961,111)
Sale / maturities on Investments                                     4,683,659          2,847,073            145,468
Investment in Spectra mind                                            (120,000)                --                 --
Divided received                                                        20,545                 --            284,645
Interest received                                                      129,936            203,637            560,355
                                                                   -------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                  674,759         (4,497,332)        (9,882,120)
                                                                   -------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of Stock Option Plan grants                      29,607              3,649             35,479
Share application money pending allotment                               (2,116)                --                 --
Dividends paid                                                              --                 --           (128,071)
Proceeds from issuance / (repayment) of borrowings                     168,910            (76,080)          (133,886)
                                                                   -------------------------------------------------
Net cash provided by/(used in) financing activities                    196,401            (72,431)          (226,478)
                                                                   -------------------------------------------------
Net increase/ (decrease) in cash and cash equivalents during
the year                                                             2,374,575         (2,415,513)        (1,556,456)
Cash and cash equivalents at the beginning of the period             3,031,909          4,588,365          4,588,365
                                                                   -------------------------------------------------
Cash and cash equivalents at the end of the period                   5,406,484          2,172,852          3,031,909
                                                                   =================================================


Notes:

Figures for previous periods presented, have been regrouped wherever necessary, to confirm to this period classification.

      For and on behalf of the Board of Directors


      AZIM HASHAM PREMJI               N. VAGHUL                  B.C. PRABHAKAR
      Chairman and Managing Director   Director                   Director

      SURESH C. SENAPATY               SATISH MENON

      Corporate Executive              Corporate Vice President -
      Vice President - Finance         Legal & Company Secretary

                                       Bangalore, July 19, 2002

WIPRO LIMITED

                              AUDITOR'S CERTIFICATE

We have examined the above cash flow statement of Wipro Limited for the period ended June 30, 2002. This statement has been prepared by the Company in accordance with the requirement under clause 32 of the listing Agreement with the Stock Exchanges and is based on and in agreement with the corresponding Profit and Loss Account and Balance Sheet of the Company for the period ended June 30, 2002.

                                                            FOR N M RAIJI & CO.,
                                                           Chartered Accountants

                                                                      J M GANDHI
                                                                         Partner

Mumbai, July 19, 2002.